Exhibit 10
SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Agreement”), dated as of the 21st day of November, 2008, is by and between Peninsula Packaging, LLC, a California limited liability company d/b/a Peninsula Packaging Company (“PPC”), and ECO2 Plastics, Inc., a Delaware corporation (the “Seller”).

BACKGROUND

PPC desires to purchase from Seller, and Seller desires to sell to PPC, recycled polyethylene-terephthalate (PET) flakes having the specifications and the qualities described on Exhibit A attached hereto (the “Products”).  The parties now desire to enter into this Agreement for the purpose of setting forth their relative rights and obligations with respect to the purchase and sale of the Products.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Purchase of Products.

(a)           During the Term (as defined below), Seller agrees to sell to PPC the Products ordered pursuant to PPC’s duly issued purchase orders (each, a “Purchase Order”) on the terms and conditions provided herein.

(b)           If PPC is in need of at least one million five hundred thousand (1,500,000) pounds of Products for any given calendar month occurring during the Term, and provided that Seller is in compliance with the terms and conditions of this Agreement, PPC shall order its requirements for one million five hundred thousand (1,500,000) pounds of Products for such month from Seller, pursuant to a Purchase Order delivered to Seller at least fourteen (14) days prior to the commencement of such month.  Seller shall accept each Purchase Order and deliver the Products on the delivery date(s) therein specified to the destination(s) therein.  Notwithstanding the foregoing, in the event that Seller reasonably anticipates that it will be incapable of meeting the volume requirements of any such Purchase Order despite using commercially reasonable efforts to do so, then Seller may, within three (3) business days of receipt of such Purchase Order, provide written notice thereof to PPC, indicating the portion of the order that Seller is able to accept, and Seller shall thereafter deliver such reduced, accepted volume of Products on the delivery date(s) specified in the Purchase Order to the destination(s) therein. PPC shall be permitted to buy any rejected volume of Products from a third party. Seller agrees that it shall not sell to any third party any rejected volume of Products.

(c)           Each Purchase Order shall be deemed to incorporate all of the terms and conditions contained in this Agreement, and may be accepted only upon the exact terms and conditions set forth therein.  Any terms or conditions proposed by Seller that are inconsistent with or in addition to the terms and conditions set forth therein are expressly rejected and shall be void and of no effect, unless agreed to in writing and signed by PPC

(d)           Subject to the provisions of Section 1(b) hereof, nothing in this Agreement shall require PPC to use Seller as an exclusive supplier of the Products.

2.           Pricing.

This section is intentionally left blank due to confidentiality and competitive reasons.

3.           Term and Termination.

(a)           The term of this Agreement (the “Term”) shall commence as of the date first written above and shall end on the date three (3) years thereafter, unless earlier terminated as set forth below.  The parties may extend the Term upon their mutual written agreement.

(b)           The Term may be terminated by PPC prior to its natural expiration in the event that any of the following events occur, upon written notice to Seller:

(i)           Seller fails to perform or fulfill any term, covenant, or condition contained in this Agreement and Seller fails to cure such default thereof within three (3) business days after Seller has been served with written notice thereof;

(ii)           Any representation or warranty made by Seller herein is false or inaccurate in any material respect when made, or becomes false or inaccurate in any material respect thereafter; or

(iii)           (A) the application for the appointment of a receiver or custodian for Seller or the property of Seller, (B) the entry of an order for relief or the filing of a petition by or against Seller under the provisions of any bankruptcy or insolvency law, (C) any assignment for the benefit of creditors by or against Seller, or (D) Seller’s insolvency (which term is defined for purposes of this paragraph as the failure or inability of Seller to meet its obligations as the same fall due).

(c)           The Term may be terminated by Seller prior to its natural expiration in the event that any of the following events occur, upon written notice to PPC:

(i)           PPC fails to perform or fulfill any term, covenant, or condition contained in this Agreement and PPC fails to cure such default thereof within three (3) business days after PPC has been served with written notice thereof; or

(ii)           (A) the application for the appointment of a receiver or custodian for PPC or the property of PPC, (B) the entry of an order for relief or the filing of a petition by or against PPC under the provisions of any bankruptcy or insolvency law, (C) any assignment for the benefit of creditors by or against PPC, or (D) PPC’s insolvency (which term is defined for purposes of this paragraph as the failure or inability of PPC to meet its obligations as the same fall due)

(d)           At the termination of the Term, PPC shall have no further obligation or liability to Seller under this Agreement or any Purchase Orders other than to remit payment of the Purchase Prices due hereunder for any Products accepted by PPC hereunder prior to the effective date of termination.

4.           Delivery.  Time is of the essence in this Agreement.  Seller shall cause all Products to be delivered to the delivery destination specified in each accepted Purchase Order by the delivery date specified therein (or as rescheduled by PPC as set forth below), in the quantities set forth therein (subject to the provisions of Section 1(b) hereof), in new condition and free from defect.  PPC may, free of charge, reschedule the delivery date for any Product prior to Seller’s shipment thereof by providing Seller with notice thereof (electronically, by facsimile, or by mail).  In the event that Seller breaches the terms of this Section, PPC reserves the right, without liability, in addition to its other rights and remedies, to terminate such Purchase Order, and to purchase substitute Products elsewhere and charge Seller with any damages incurred.  Seller assumes all risks of loss of damage to Products delivered pursuant to this Agreement until their delivery to, and acceptance by, PPC.

5.           Inspection.  The Products purchased by PPC are subject to inspection and approval by PPC at the place of delivery set forth on the applicable Purchase Order.  PPC reserves the right to reject and refuse acceptance of any or all portions of the Products which are not in accordance with:  (i) the description of such Products set forth in this Agreement and in the Purchase Order; (ii) Seller’s samples (if any); and/or (iii) Seller’s express or implied warranties.  Any or all portions of the Products not accepted will be returned to Seller at Seller’s expense for a full credit or refund, or at the option of PPC, Seller shall be required, at its sole risk and expense, to correct or replace such Products with conforming Products within such time as PPC may require.  If Seller fails to correct or replace any nonconforming Products promptly after notification and authorization from PPC, PPC may correct or replace such Products and charge Seller for the cost incurred by PPC and/or set-off the cost hereunder at the sole discretion of PPC.  Payment for any Products ordered hereunder prior to inspection and approval shall not constitute acceptance thereof and is without prejudice to any and all claims that PPC may have against Seller.

6.           Warranties.  Seller warrants that the Products will strictly conform to the specifications and the qualities set forth on Exhibit A, are fit for the use intended by PPC, are merchantable, are of good material and workmanship, and are free from defect.  All warranties will survive the acceptance of each of the Products by PPC for a period of six (6) months after such acceptance.  These warranties are in addition to any warranties of additional scope given to PPC by Seller.

7.           Patents.  Seller shall defend, at its own expense, all suits, actions, or proceedings in which PPC or PPC’s officers, directors, employees, agents, successors, assigns, customers, or users of Seller’s Products (collectively, together with PPC, the “PPC Parties”) are made defendants for actual or alleged infringement of any U.S. or foreign letters patent resulting from the use or sale of the Products purchased under this Agreement, and Seller further shall pay and discharge any and all judgments or decrees which may be rendered in any such suit, action, or proceeding against the PPC Parties, and shall otherwise indemnify, defend, and hold the PPC Parties harmless of, from, and against any and all damages or expenses resulting to, or incurred by, them in any manner arising from any and all such claims, suits, actions, or proceedings, including, but not limited to, reasonable attorneys’ fees.

8.           Review and Audit Privileges.  Seller shall keep and preserve, for at least three (3) years following the sale of each and every Product hereunder, full and accurate accounting records relating to such Product.  Seller shall give PPC and its designated representatives (which representatives may include, without limitation, independent auditors) access to such records during such period of time to review and/or audit the records, from time to time, upon request.  Seller shall also provide, at Seller’s own expense, copies of all or a portion of the records when so requested by PPC.  In the event any audit conducted by an independent auditor demonstrates a variance of more than five percent (5%) on an annual basis in the amount determined by such auditor to represent the fair purchase cost of any Product purchased hereunder and the amount actually paid to Seller for such Product, Seller shall pay to PPC the reasonable cost of such audit.  In any event, Seller shall promptly pay to PPC the amount of any such variance which results in an overpayment by PPC to Seller.

9.           Indemnification.

(a)           Seller shall indemnify, defend, and hold harmless the PPC Parties from and against any and all losses, liabilities, claims, damages, and expenses (including reasonable costs of investigation and attorneys’ fees) (collectively, the “Losses”) arising from (i) personal or bodily injury to or death of persons or damage to the property of PPC to the extent caused by the negligent acts, errors, and/or omissions or the willful misconduct of Seller or its officers, directors, agents, employees, or subcontractors, (ii) personal or bodily injury to or death of persons or damage to the property of PPC, the other PPC Parties, or any third party as a result of any use or sale of the Products, and (iii) the breach or default by Seller of any provisions of this Agreement.

(b)           The provision set forth in subparagraph shall survive the delivery and acceptance of the Products purchased hereunder and the expiration or termination of the Term.

10.           Taxes; Set-Off.  Seller shall pay all sales and other taxes, however designated or levied, on the sale or use of the Products, other than taxes based on PPC’s capital or net income.  PPC shall have the right at all times to set off any amount owing at any time from Seller to PPC against any amount payable at any time by PPC in connection with this Agreement.

11.           Representations and Warranties.  Seller hereby represents and warrants to PPC, and agrees as follows:

(a)           Seller is in compliance with all federal and state laws and regulations applicable to Seller’s performance hereunder;

(b)           Seller has the full power and authority to enter into this Agreement and perform each of its obligations hereunder;

(c)           Seller has good and marketable title to the Products;

(d)           There is no party which has a lien on, security interest in, or claim to the Products; and

(e)           No litigation or pending or threatened claims of litigation exist which do or could be reasonably expected to adversely affect Seller’s ability to fully perform its obligations hereunder or the rights granted by Seller to PPC under this Agreement.

12.           Compliance with Laws.   Seller shall comply with any and all federal, state, foreign, local, and municipal regulations, ordinances, statutes, rules, laws, and constitutional provisions applicable to Seller’s performance of this Agreement.

13.           Independent Contractor; Insurance. Seller shall be considered an independent contractor of PPC and shall effect and maintain liability, property damage and worker’s compensation insurance policies.  All such insurance policies shall designate PPC and its officers, directors, employees and agents as an additional insured and shall be primary and required to respond and pay prior to any other available insurance coverage.

14.           Force Majeure.  If any casualty or unforeseeable cause beyond the control of a party, including, without limitation, acts of God, fires, floods, epidemics, quarantine restrictions, terrorist acts, strikes, failure of public utilities, or unusually severe weather, prevents the performance of a party’s obligations under this Agreement, then such obligations shall be suspended during the period of such event.

15.           Notices.  Any notice, consent, or other communication given pursuant to this Agreement shall be in writing and shall be effective either (i) when delivered personally to the party for whom intended, (ii) upon delivery by an overnight courier service that is generally recognized as reliable, and the written records maintained by the courier shall be prima facie evidence of delivery, or (iii) on delivery (or attempted delivery) by certified or registered mail, return receipt requested, postage prepaid, as of the date shown by the return receipt; in any case addressed to such party as set forth below or as a party may designate by written notice given to the other party in accordance herewith.

If to PPC:                                Peninsula Packaging, LLC
1030 North Anderson Road
Exeter, California
Attn:  Managing Director
Fax:  (559) 594-6814

with a copy to:                                           Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103
Attn:  Todd C. Vanett, Esquire
Fax:  (215) 564-8120

If to Seller:                                ECO2 Plastics, Inc.
680 Second Street, Suite 200
San Francisco, California 94107
Attention:  Chief Executive Officer
Fax: (415) 829-6001

16.           Entire Agreement; Assignment.  This Agreement, together with any Purchase Orders issued in connection herewith, constitutes the complete and entire agreement between PPC and Seller relating to the subject matter hereof, and supersedes any and all other communications or agreements, whether written or oral, between the parties hereto relating to the subject matter hereof.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred in any manner whatsoever by Seller without the prior written consent of PPC.

17.           Governing Law; Forum.  This Agreement shall be deemed to be made, governed by, and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof.  Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts of the State of California in all matters arising out of or relating to this Agreement.

18.           Severability.  If any provision or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions shall not be affected thereby.

19.           Waiver. The failure of any party to enforce any of the provisions of this Agreement, or any rights with respect hereto, or the failure to exercise any election provided for herein, will in no way be considered a waiver of such provisions, rights, or elections, or in any way affect the validity of this Agreement.

20.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.

PENINSULA PACKAGING, LLC

By:

Name

Title:

ECO2 PLASTICS, INC.

By:

Name:

Title:________________________________

Exhibit A

Specifications and Qualities

See attached